FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C30025-2004
FVAguilar	Filing Number 20265428585
Secretary of State State Of Nevada	Filed On 01/07/2026 11:18:49 AM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - **DO NOT HIGHLIGHT**

1. Entity information:	Name of entity: DOGECOIN CASH, INC. Entity or Nevada Business Identification Number (NVID): NV20041645202
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 01/07/2026 Time: 12:00 PM (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Unit. The Units constitute equity in the broader securities-law sense, in that they aggregate a security interest recorded on the Corporation's ledger and a defined contractual reference to an underlying asset; however, the Units do not constitute direct equity ownership, capital stock, voting rights, or residual ownership interests in the Corporation.
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

8. Signature: (Required)	X DAVID M TOBIAS Signature of Officer	Date: 01/07/2026

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number C30025-2004
[signature]	Filing Number 20265428585
Secretary of State State Of Nevada	Filed On 01/07/2026 11:18:49 AM
	Number of Pages 4

CERTIFICATE OF DESIGNATION OF DOGECOIN CASH INC. UNITS

This Certificate of Designation (this "Certificate") is filed pursuant to NRS 78.1955 by Dogecoin Cash Inc., a Nevada corporation (the "Corporation").

1. Designation and Purpose

The Corporation hereby designates a class of securities titled "Units" (the "Units"). The Units are contractual, book-entry securities of the Corporation created in connection with, and pursuant to, prior approvals of the Board of Directors authorizing the issuance of such Units in connection with issuances of the Corporation's common stock. This Certificate is filed to memorialize and describe the rights of the Units.

The number of Units authorized shall be such number as determined by the Board of Directors from time to time in connection with issuances of the Corporation's common stock, and may be increased or decreased by resolution of the Board without further stockholder action.

2. Nature of the Units

The Units constitute equity in the broader securities-law sense, in that they aggregate a security interest recorded on the Corporation's ledger and a defined contractual reference to an underlying asset; however, the Units do not constitute direct equity ownership, capital stock, voting rights, or residual ownership interests in the Corporation.

The Units do not represent shares of capital stock, partnership interests, or ownership interests in the Corporation, and confer no voting, dividend, or governance rights.

The Units have no stated or par value and represent contractual rights only, as expressly set forth in this Certificate.

3. Contractual Withdrawal Right

Each Unit represents a contractual right, exercisable in the future and subject to the conditions described herein, to withdraw one (1) Dogecoin Cash digital token deployed on Binance Smart Chain and associated with the following smart contract address:

0x9596a56c73CA6f50CBd05cB8D85865F75659dC78

The digital tokens referenced by the Units are not securities of the Corporation and do not represent equity or ownership interests in the Corporation.

4. Deferral and Duration of Withdrawal Right

No holder of a Unit may exercise the withdrawal right described above until the date that is one (1) year after the issuance of such Unit.

Following such deferral period, the withdrawal right associated with each Unit shall be perpetual in duration and shall not expire, unless otherwise terminated or suspended by the Board of Directors to the extent permitted by Nevada law and applicable securities laws.

Any withdrawal shall be subject to applicable securities laws, transfer agent procedures, and such administrative requirements as the Corporation may adopt to ensure regulatory compliance.

5. Transfer Restrictions

The Units shall be issued in book-entry form only and shall be non-transferable except as permitted under applicable securities laws and the Corporation's governing documents. No public or secondary market is expected to develop for the Units.

6. No Stated Value or Guarantee

The Units have no stated value. The Corporation makes no representation or guarantee that any withdrawal of digital tokens will occur, that any such digital tokens will have market value or liquidity, or that any blockchain-based trading venue will remain available.

7. Amendment and Termination

The rights of the Units may be amended, suspended, or terminated by the Board of Directors to the extent permitted by Nevada law and applicable securities laws, provided that no such action shall retroactively impair a withdrawal right that has vested and become exercisable.

8. Board Authorization

The issuance of the Units was duly authorized by the Board of Directors of the Corporation in accordance with the Corporation's Articles of Incorporation and Nevada law. This Certificate of Designation is filed pursuant to such authorization.

IN WITNESS WHEREOF, Dogecoin Cash Inc. has caused this Certificate of Designation to be executed by its duly authorized officer as of the 7 day of January, 2026.

DOGECOIN CASH INC.

By: /s/ David Tobias
Name: David Tobias
Title: President